Exhibit 99.1

PRESS RELEASE

DOLLAR TREE REPORTS FIRST-QUARTER SALES OF $856.5 MILLION

CHESAPEAKE, Va. - May 4, 2006 - Dollar Tree Stores, Inc. (NASDAQ: DLTR), the nation’s largest $1.00 discount variety store chain, reported total sales for its fiscal first quarter of 2006 were $856.5 million, a 14.3% increase compared to $749.1 million in last year’s fiscal first quarter. These sales results were within the range of the Company’s most recent guidance of $845 to $870 million. Comparable-store sales for the quarter increased 4.0%.

"Sales results in the first quarter reflect continued growth in our average ticket as well as an increase in customer traffic," President and CEO Bob Sasser said. "We benefited from the shift in Easter from March in 2005 to mid April this year. Our stores were prepared to take advantage of the Easter traffic with better in stock position on basic products and strong presentations of Spring and Summer seasonal products."

The Company will provide more detailed information about its first quarter 2006 operating results and provide guidance for the second quarter and the balance of fiscal 2006 during its upcoming earnings conference call scheduled for Wednesday, May 24, 2006, 9:00 a.m. EDT. The telephone number for the call is 703-639-1124. A recorded version of the call will be available until midnight Friday, June 2, and may be accessed by dialing 703-925-2533 and the access code is 894605. A webcast of the call is accessible through Dollar Tree's website, www.DollarTree.com, as well as at Vcall’s website, www.Vcall.com, and will remain on-line until midnight Friday, June 2.

Dollar Tree operated 3,119 stores in 48 states as of April 29, 2006, compared to a total of 2,791 stores in 48 states a year ago. During the first fiscal quarter of 2006, the Company opened 74 stores, closed 7 stores, expanded or relocated 30 stores and acquired 138 Deal$ stores. The Company’s retail selling square footage totaled approximately 25.0 million at April 29 2006, a 17.3% increase compared to a year ago.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: Our press release may contain "forward -looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward - looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” "Business," and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10 - K filed April 12, 2006. We are not obligated to release publicly any revisions to any forward - looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree Stores, Inc., Chesapeake
Timothy J. Reid
757-321-5284
www.DollarTree.com

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